Exhibit (k)(17)

CONTRACT ASSIGNMENT AGREEMENT

This CONTRACT ASSIGNMENT AGREEMENT (this “Agreement”), dated as of January [    ], 2014, is entered into by and between among CM Investment Partners, LP, a Delaware limited partnership (“Transferor”), and CM Investment Partners LLC a Delaware limited liability company (“Transferee”).

WITNESSETH

WHEREAS, Transferor and Transferee are parties to that certain Collateral Administration Agreement, dated as of May 23, 2013, by and between Transferor, Transferee, CM Finance SPV Ltd. and State Street Bank and Trust Company (the “Transferred Contract”);

WHEREAS, Transferor is currently the investment manager to CM Finance LLC;

WHEREAS, contemporaneously herewith CM Finance LLC is merging into CM Finance Inc, and Transferor will thereafter act as the investment manager of CM Finance Inc, as the surviving entity;

WHEREAS, simultaneously with the merger, Transferor desires to assign the Transferred Contract, including all rights and obligations therein, to Transferee;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and agreements contained herein and in the Transferred Contract, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Capitalized terms used herein and not defined herein have the respective meanings assigned to them in the Transferred Contract.

Section 2. Assignment of Contract. Transferor hereby sells, assigns, transfers and delivers to Transferee, as of the date hereof, all of Transferor’s right, title and interest in and to the Transferred Contract.

Section 3. Assumption of Liabilities. Transferee hereby assumes and agrees to pay, perform and discharge in full, and release and discharge Transferor and its affiliates, successors and assigns, completely, unconditionally, and forever from, all liabilities and obligations arising under the Transferred Contract to the extent arising after the Effective Date.

Section 4. Additional Actions. Transferor shall promptly give all notices that are, under the Transferred Contract or applicable law, required in connection with the assignment of such Transferred Contract. Transferor shall promptly execute, deliver, record or file any and all releases, affidavits, waivers, notices or other documents which any other party hereto may reasonably request in order to implement the sale, assignment, transfer and assumption of the Transferred Contract.

Section 5. No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of Transferee, Transferor, and their respective successors and permitted assigns and nothing herein is intended or shall be construed to confer upon any Person other than Transferee, Transferor and their respective successors and permitted assigns any rights, remedies or claims under, or by reason of, this Agreement or any term, covenant or condition hereof.

Section 6. Amendment. This Agreement may only be amended or modified by a written instrument executed by both of the parties hereto.

Section 7. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first noted above.

CM INVESTMENT PARTNERS, LP, a Delaware limited partnership

By:
Title:

CM INVESTMENT PARTNERS LLC,
a Delaware limited liability company

By:
Title: